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                                                                    EXHIBIT 23.1

                        Consent of Independent Auditors

The Board of Directors
AbsoluteFuture.com:

     We consent to incorporation by reference in the registration statement on Form S-8 of AbsoluteFuture.com of our report dated April 7, 2000 relating to the consolidated balance sheet of AbsoluteFuture.com and subsidiaries as of December 31, 1999, and the related consolidated statements of operations, stockholders' deficit and cash flows for the year ended December 31, 1999 and the period from November 16, 1998 (inception) to December 31, 1998 which report appears in the 1999 Annual Report on form 10-KSB of AbsoluteFuture.com.

     Our report dated April 7, 2000 contains an explanatory paragraph which states that the Company has incurred net losses since inception and has net capital and working capital deficiencies at December 31, 1999 that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ KPMG LLP
KPMG LLP
Seattle, Washington
October 6, 2000

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